EXHIBIT 99.1

News Release	Devon Energy Corporation 20 North Broadway Oklahoma City, OK 73102-8260

Investor Contact	Zack Hager	405 552 4526
Media Contact	Chip Minty	405 228 8647
DEVON ENERGY ANNOUNCES ROBERT MOSBACHER, JR. TO REJOIN BOARD OF DIRECTORS
OKLAHOMA CITY — April 7, 2009 — Devon Energy Corporation (NYSE:DVN) announced today that Robert A. Mosbacher, Jr. has been appointed to its board of directors. Mr. Mosbacher fills the position vacated by David A. Hager who was recently named Devon’s executive vice president of exploration and production.
Mosbacher previously served on Devon’s board of directors from 1999 until his resignation in 2005. His resignation resulted from his appointment in 2005 as president and chief executive officer of the Overseas Private Investment Corporation (OPIC). OPIC is an independent agency of the federal government that supports private capital investment in emerging markets around the world.
“We are very pleased that Rob Mosbacher has agreed to return to Devon’s board of directors,” commented J. Larry Nichols, chairman and chief executive officer. “His familiarity with Devon, industry experience and service in the public sector make him uniquely qualified for Devon’s board.”
Mosbacher previously served as president and chief executive officer of Mosbacher Energy Company, an independent oil and natural gas exploration and production company, from 1986 to 2005. Prior to that, Mr. Mosbacher had a distinguished public service career. He currently also serves as a director of Calpine Corporation.
Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
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